Exhibit 4.4
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of our common stock, par value $0.01 per share, which is our only security registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also summarizes relevant provisions of the Maryland General Corporation Law (“Maryland law”) and certain provisions of our Articles of Amendment and Restatement, as amended (the “Declaration of Trust”) and our Amended and Restated Bylaws, as amended (the “Bylaws”). The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Maryland law and our Declaration of Trust and Bylaws, each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part. We encourage you to read the Declaration of Trust, the Bylaws and the applicable provisions of Maryland law for additional information.
General
Elme Communities’ Declaration of Trust provides that it is authorized to issue up to 160,000,000 shares of beneficial interest (referred to herein as “shares”) consisting of 150,000,000 common shares of beneficial interest, par value $.01 per share, which are referred to herein as Elme Communities’ “common shares,” and 10,000,000 preferred shares of beneficial interest, par value $.01 per share, which are referred to herein as Elme Communities’ “preferred shares.”
Elme Communities’ Declaration of Trust, as permitted by Maryland law, contains a provision that permits our board of trustees, without shareholder approval, to amend the Declaration of Trust to increase the aggregate number of authorized common shares. The authorized common shares and undesignated preferred shares are generally available for future issuance without further action by Elme Communities’ shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Elme Communities’ securities may be listed or traded.
Maryland’s statutory law governing real estate investment trusts formed under Maryland law, and Elme Communities’ Declaration of Trust and Bylaws, provide that none of its shareholders will be personally liable, by reason of such shareholder’s status as a shareholder, for any of its obligations. Elme Communities’ Declaration of Trust and Bylaws further provide that it will indemnify any shareholder or former shareholder against any claim or liability to which such shareholder may become subject by reason of being or having been a shareholder, and that Elme Communities shall reimburse each shareholder for reasonable expenses in advance of final disposition of a proceeding to which the shareholder has been made or threatened to be made a party by reason of such status.
Elme Communities’ Declaration of Trust provides that, subject to the provisions of any class or series of preferred shares then outstanding and to the mandatory provisions of applicable law, its shareholders are entitled to vote only on the following matters:

•election or removal of trustees;
•amendment of the Declaration of Trust (except as otherwise provided in the Declaration of Trust, including an amendment to increase the number of authorized common shares);
•Elme Communities’ termination;
•Elme Communities’ merger or consolidation with another entity, or the sale of all or substantially all of Elme Communities’ property;
•Amendment of the Bylaws; and
•such other matters with respect to which the board of trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification

Except with respect to these matters, no action taken by Elme Communities’ shareholders at any meeting binds the board of trustees.
Common Shares
Voting Rights of Holders of Common Shares
Subject to the provisions of our Declaration of Trust regarding the restrictions on ownership and transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of beneficial interest, the holders of common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election. In the future, Elme Communities may issue a series of preferred shares that votes together with the common shares as a single class.
Dividends, Liquidation and Other Rights
Holders of our common shares will be entitled to receive dividends when, as and if authorized by our board of trustees, as declared by Elme Communities, out of assets legally available for the payment of dividends. They also will be entitled to share ratably in our assets legally available for distribution to our shareholders in the event of any liquidation, dissolution or winding up of Elme Communities’ affairs, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights, if any, of holders of any other class or series of our shares and to the provisions of our Declaration of Trust relating to the restrictions on ownership and transfer of our shares.
Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any Elme Communities securities. Subject to the restrictions on ownership and transfer of shares contained in our Declaration of Trust, all common shares will have equal dividend, liquidation and other rights.

Power to Classify and Reclassify Preferred Shares and Issue Additional Common Shares or Preferred Shares

Our Declaration of Trust authorizes our board of trustees to classify any unissued preferred shares from time to time into one or more classes or series of preferred shares. Prior to issuance of preferred shares of each class or series, the board of trustees is required by the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT Law, and our Declaration of Trust to set for each such class or series, subject to the provisions of our Declaration of Trust regarding the restrictions on ownership and transfer of shares and subject to the express terms of any class or series of shares then outstanding, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of December 31, 2022, no preferred shares are presently outstanding.

To permit us increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, our Declaration of Trust allows us to issue additional common shares and to classify unissued preferred shares and thereafter to issue the classified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests.

Transfer Agent and Registrar
The transfer agent and registrar for the common shares is Computershare Trust Company, N.A.
Exchange Listing
Elme Communities’ common shares are listed on the New York Stock Exchange under the symbol “ELME.”
Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws
The following description of certain provisions of Maryland law and of our Declaration of Trust and Bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our Declaration of Trust and Bylaws.

Number of Trustees; Vacancies
Our Declaration of Trust provides that the number of trustees on our board of trustees will be fixed exclusively by our board of trustees pursuant to our Bylaws. Our Bylaws provide that our board of trustees will consist of not less than the minimum required by the Maryland REIT Law and not more than eleven trustees. Our Declaration of Trust and Bylaws provide that, except as otherwise provided in the terms of any class or series of our shares, any vacancy, including a vacancy created by an increase in the number of trustees, may be filled by a vote of a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, unless the vacancy occurring through removal has already been filled by the shareholders, and any trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred. Since the 2019 annual meeting of shareholders, all members of the board of trustees are elected annually.
Removal of Trustees
Our Declaration of Trust provides that, subject to the rights of holders of one or more classes or series of our shares to elect or remove one or more trustees, a trustee may be removed from office only with cause and then only by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote generally in the election of trustees.
Business Combinations
Under Maryland law as applicable to Maryland REITs, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland REIT and any person who beneficially owns ten percent or more of the voting power of the REIT’s shares (defined in Maryland law as an interested stockholder) or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of trustees of such REIT and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the REIT and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the REIT other than shares held by the interested stockholder and the affiliates and associates of the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the REIT’s common shareholders receive a minimum price (as defined in Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.
These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of trustees of the REIT prior to the time that the interested stockholder became an interested stockholder. A person is not an interested stockholder under the statute if the board of trustees approved in advance the transaction by which he otherwise would have become an interested stockholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board.
We have not elected to opt-out of the business combination statute. The business combination statute may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change of control of us under circumstances that otherwise could provide our shareholders with the opportunity to realize a premium over the then-current market price or that our shareholders may otherwise believe is in their best interests.
Control Share Acquisitions
Maryland law as applicable to Maryland REITs, provides that a holder of “control shares” of a Maryland REIT acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the REIT. “Control shares” are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (a) one-tenth or more but less than one-third, (b) one-third or more but less than a majority, or (c) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the REIT to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the REIT may itself present the question at any shareholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the REIT may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of shareholders is held at which the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the REIT is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the REIT.
Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of Elme Communities’ shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future, and may be amended or eliminated with retroactive effect.

Unsolicited Takeovers
Subtitle 8 of Title 3 of the Maryland General Corporation Law, as applicable to Maryland REITs, permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in its declaration of trust or bylaws, to any or all of five provisions:
•a classified board;
•a two-thirds vote requirement for removing a trustees;
•a requirement that the number of trustees be fixed only by vote of the trustees;
•a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining trustees then in office (even if the remaining trustees do not constitute a quorum) and for the remainder of the full term of the class of trustees in which the vacancy occurred; and
•a majority requirement for the calling of a shareholder-requested special meeting of shareholders.

Through provisions in the Declaration of Trust and Bylaws unrelated to Subtitle 8 of Title 3 of the Maryland General Corporation Law, Elme Communities already requires, unless called by the chairperson of Elme Communities’ board of trustees, the president, the chief executive officer, or the board of trustees, the request of holders of a majority of outstanding shares to call a special meeting of shareholders. The board of trustees of Elme Communities has the power, under Maryland law and without shareholder approval, to re-classify its board of trustees pursuant to the provisions of Subtitle 8 of Title 3 of the Maryland General Corporation Law or elect to be subject to any of the other provisions described above.
Merger, Amendment of Declaration of Trust and Bylaws
Under the Maryland REIT Law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with, or convert into, another entity unless recommended by the board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Under our Declaration of Trust, we cannot dissolve, merge with another entity, sell all or substantially all of our assets, or amend our Declaration of Trust without the affirmative vote of the holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. Our board of trustees may amend the Declaration of Trust, without any action by the shareholders, (a) to qualify as a real estate investment trust under the Internal Revenue Code or the Maryland REIT Law, (b) in any respect in which the charter of a corporation may be amended in accordance with Section 2-605 of Maryland law (e.g., to change the name of Elme Communities or the par value of any class or series of our shares) and (c) as otherwise provided by the Maryland REIT Law or in the Declaration of Trust.
Our Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the affirmative vote of a majority of our board of trustees or by our shareholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

Limitation of Liability and Indemnification
The Maryland REIT Law permits a Maryland REIT to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the REIT and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Declaration of Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
Our Declaration of Trust authorizes us, and our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, trustee or officer of Elme Communities who is made or threatened to be made a party to the proceeding or (b) any individual who, while a trustee or officer of Elme Communities and at the request of Elme Communities, serves or has served as a trustee, director, officer, member, manager or partner of another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, trustee or officer of Elme Communities. The rights to indemnification and advance of expenses provided by our Declaration of Trust and Bylaws vest immediately upon election of a trustee or officer. Our Declaration of Trust and Bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of Elme Communities in any of the capacities described above and to any employee or agent of Elme Communities or a predecessor of Elme Communities.
The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees and officers to the same extent as permitted by Maryland law for directors and officers of Maryland corporations. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.
In addition, we have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Term and Termination
Our Declaration of Trust provides for us to have a perpetual existence. Pursuant to our Declaration of Trust, and subject to the provisions of any class or series of our shares of beneficial interest then outstanding, after approval by a majority of the entire board of trustees, our shareholders, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve the dissolution of Elme Communities.

Meetings of Shareholders

Under our Bylaws, annual meetings of shareholders are to be held each year on the date and at the time and place as determined by our board of trustees. Special meetings of shareholders may be called only by our board of trustees, the chairman of our board of trustees, our president or our chief executive officer, or by the secretary of Elme Communities to act on any matter that may properly be considered at a meeting of shareholders upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our Bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each shareholder entitled to vote on the matter and filed with the minutes of proceedings of the shareholders or (b) if the action is advised, and submitted to the shareholders for approval, by the board of trustees and a consent in writing or by electronic transmission of shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of shareholders is delivered to Elme Communities in accordance with the Maryland REIT Law.

Advance Notice of Trustee Nominations and New Business

Our Bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees and the proposal of other business to be considered by shareholders at the annual meeting may be made (a) pursuant to our notice of the meeting, (b) by our board of trustees or (c) by a shareholder who was a shareholder of record both at the time of giving of notice by the shareholder and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our Bylaws.
With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders. Nominations of individuals for election to our board of trustees may be made only (a) by our board of trustees, (b) by a shareholder that has requested that a special meeting be called for the purpose of electing trustees in compliance with our Bylaws and that has supplied the information required by our Bylaws about each individual whom the shareholder proposes to nominate for election as a trustee or (c) provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of giving of notice by the shareholder and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our Bylaws.
The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our Bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.
Restrictions on Ownership and Transfer
In order to qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares (after taking into account any options to acquire shares) may be owned, directly or indirectly, or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year.
Our Declaration of Trust contains restrictions on the ownership and transfer of our shares of beneficial interest that are intended to, among other purposes, assist us in complying with these requirements. Our Declaration of Trust provides that, subject to the exceptions described below, no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value of the aggregate of our outstanding shares, referred to as the “Aggregate Share Ownership Limit,” or more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of our outstanding common shares, referred to as the “Common Share Ownership Limit.” The Aggregate Share Ownership Limit and the Common Share Ownership Limit are referred to collectively as the “Ownership Limits.”
The Declaration of Trust further prohibits (a) any person from beneficially or constructively owning shares that would result in Elme Communities being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT (including, but not limited to beneficial or constructive ownership that would result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Internal Revenue Code if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Internal Revenue Code) and (b) any person from transferring shares if such transfer would result in shares being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares that resulted in a transfer of shares to the charitable trust (as described below), is required to give notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior notice, and provide us with such other information as we may request in order to determine the effect of such transfer, if any, on our status as a REIT.
The board of trustees, in its sole discretion, may exempt a proposed transferee from the Ownership Limits, which transferee is referred to in this prospectus as an “Excepted Holder.” However, the board of trustees may not grant such an exemption to any person if such exemption would result in Elme Communities being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT. Also, in order to be considered by the board of trustees as an Excepted Holder, a person must not own, directly or indirectly, an interest in one of our tenants (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant. This restriction is designed to ensure that rents from a tenant will qualify as “rents from real property” in satisfying the gross income tests applicable to REITs under the Internal Revenue Code. The person seeking an exemption must represent to the satisfaction of the board of trustees that it will not violate the two foregoing restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to the charitable trust. The board of trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT. The board of trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such an exemption.
The board of trustees may from time to time increase or decrease the Ownership Limits, unless, after giving effect to such decrease or increase, Elme Communities would be “closely held” under Section 856(h) of the Internal Revenue Code or otherwise fail to qualify as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common shares or our shares of all classes and series, as applicable, is at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common shares or our shares of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common shares or shares of all classes or series, as applicable, will violate the decreased ownership limit.
Pursuant to the Declaration of Trust, if any transfer of shares would result in shares being owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any transfer of shares occurs which, if effective, would result in any person beneficially or constructively owning shares in excess or in violation of the other transfer or ownership limitations described above (a “Prohibited Owner”), then that number of shares the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries (the “Charitable Beneficiary”), and the Prohibited Owner will not acquire any rights in such shares. Such automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares held in the charitable trust will be issued and outstanding shares. The Prohibited Owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends and will not possess any rights to vote or other rights attributable to the shares held in the charitable trust. The trustee of the charitable trust (the “Charitable Trustee”) will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the Charitable Trustee will be paid by the recipient of such dividend or other distribution to the Charitable Trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the Charitable Trustee. Any dividend or other distribution so paid to the Charitable Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the charitable trust, the Charitable Trustee will have the authority (at the Charitable Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the charitable trust and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary.

However, if we have already taken irreversible trust action, then the Charitable Trustee will not have the authority to rescind and recast such vote.
Within 20 days of receiving notice from us that shares have been transferred to the charitable trust, the Charitable Trustee must sell the shares held in the charitable trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Declaration of Trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Charitable Trustee must distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in our Declaration of Trust) of such shares on the day of the event causing the shares to be held in the charitable trust and (b) the price per share received by the Charitable Trustee from the sale or other disposition of the shares held in the charitable trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares have been transferred to the charitable trust, such shares are sold by a Prohibited Owner, then (a) such shares will be deemed to have been sold on behalf of the charitable trust and (b) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess will be paid to the Charitable Trustee upon demand.
In addition, shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date that we, or our designee, accepts such offer. We will have the right to accept such offer until the Charitable Trustee has sold the shares held in the charitable trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Charitable Trustee will distribute the net proceeds of the sale to the Prohibited Owner.
All certificates evidencing our shares will bear a legend referring to the restrictions described above.
Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of shares, including common shares, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner must provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Ownership Limits. In addition, each shareholder will, upon demand, be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
The foregoing restrictions on transferability and ownership will not apply if the board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

The ownership limitations contained in the Declaration of Trust could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.
Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws
The business combination provisions of Maryland law, the control share acquisition provisions of Maryland law (if the applicable provision in our Bylaws is modified or rescinded), the unsolicited takeover provisions of Maryland law, the limitations on removal of trustees, the restrictions on the ownership and transfer of our shares of beneficial interest and the advance notice provisions of our Bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest.